REED'S, Inc.

December 29, 2008

Mr. James Linesch
200 East Maple Avenue
El Segundo, CA 90245

Dear Jim:

Reed's, Inc. (the "Company") is pleased to offer you employment on the following terms:

Position – The full-time position of Chief Financial Officer.

Initial Compensation – $156,000 per year.

Start Date – January 19, 2009.

Stock Options – The Company will grant you 75,000 stock options to purchase shares of the Company's Common Stock under the terms of the 2007 employee stock option plan. They will vest over three years but if there is a sale of the company while you are an employee become fully vested. This will need board approval and will be priced at the close of the market on the day of board approval.

Benefits – You will participate in the Company's Employee Benefit Plan. This includes a Company-paid health plan for you and your immediate family that you will become eligible for in your first month of employment. In addition, you will earn three weeks of paid vacation during your first year of employment.

Change of Ownership – In the event of sale of the Company, you will receive three months of your compensation if your employment terminates during the first 12 months after the sale. If there is no sale of the company, there is no guaranteed severance package.

Please indicate your agreement with and acceptance of this offer by signing and dating and returning it to me.

We look forward to having you join us.

Chris Reed
President and Chief Executive Officer
Reed's Inc.

I have read and accept this employment offer:

James Linesch 12-30-08

James Linesch Date